Exhibit 99.1

Ault Global Holdings Acquires 9.96% Equity Interest in NTN Buzztime

Considers Assets of NTN Undervalued by Proposed Transactions and Intends Not to Vote its Shares at Upcoming Special Meeting on March 15, 2021

Las Vegas, NV, February 18, 2021 – Ault Global Holdings, Inc. (NYSE American: DPW), a diversified holding company (the “Company”), announced that as of January 29, 2021, the Company had purchased an aggregate of 295,000 shares of common stock or 9.96% equity interest in NTN Buzztime, Inc. (NYSE American: NTN) (“NTN”). The Company purchased the shares of common stock at a weighted average price of $3.42 per share in the open market, for total gross proceeds of $1,010,095. For further information, see the Schedule 13D filed by the Company on January 29, 2021.

Milton “Todd” Ault, III, the Executive Chairman of the Company, stated, “We believe NTN’s assets, particularly its gaming assets and customer lists, are significantly undervalued by the transactions that NTN plans to put to a stockholder vote at the special meeting of stockholders scheduled for March 15, 2021. In our view, the best outcome for stockholders would be for NTN to be unable to obtain stockholder approval required to proceed with those transactions, so the Board of Directors and senior management will need to explore other options to derive the best value for stockholders from either the sale of these assets or other initiatives.”

Mr. Ault continued: “As disclosed by NTN, its bylaws state that a quorum will be needed for NTN to hold the special meeting, which requires the presence of stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote. NTN also stated that certain of the proposals will require approval of a majority of the outstanding shares of NTN common stock. Therefore, we intend not to vote our shares at the special meeting, such that our shares will not be counted toward a quorum for purposes of the special meeting, and effectively will count as votes ‘against’ the proposals requiring approval of a majority of the shares outstanding.”

For more information on Ault Global Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.AultGlobal.com or available at www.sec.gov.

About Ault Global Holdings, Inc.

Ault Global Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Global Holding’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.AultGlobal.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.AultGlobal.com.

Contacts:

IR@AultGlobal.com or 1-888-753-2235